Live Ventures Reports Fiscal Year 2024 Financial Results

LAS VEGAS, December 12, 2024 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal year ended September 30, 2024.

Fiscal Year 2024 Key Highlights:
•Revenue increased 33.1% to $472.8 million, compared to $355.2 million in the prior year
•Gross profit increased 25.3% to $144.8 million, compared to $115.6 million in the prior year
•Net loss was $26.7 million and loss per share was $8.48, compared to the prior year net loss of $0.1 million and loss per share of $0.03. Net loss for fiscal year 2024 includes an $18.1 million goodwill impairment charge in the Retail-Flooring segment
•Adjusted EBITDA¹ was $24.5 million, compared to $31.5 million in the prior year
•Total assets of $407.5 million and stockholders’ equity of $72.9 million as of September 30, 2024
•Approximately $33.3 million of cash and availability under the Company’s credit facilities as of September 30, 2024

“Revenue increased 33.1% for fiscal year 2024 as compared to the prior year, primarily driven by the strategic acquisitions of Flooring Liquidators, Inc. (“Flooring Liquidators”) and Precision Metal Works, Inc. (“PMW”) in fiscal year 2023, as well as CSF Holdings, LLC (“Central Steel”), which was acquired in fiscal year 2024 and an increase in revenue in our Flooring Manufacturing segment,” commented David Verret, Chief Financial Officer of Live Ventures.

“Our fiscal year 2023 acquisitions drove substantial revenue and gross profit growth in fiscal year 2024,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “However, challenging market conditions in our Retail-Flooring and Steel Manufacturing segments adversely affected the operating results of these businesses. Despite these industry-specific headwinds, we remain confident in our businesses and our long-term 'buy-build-hold' strategy.”

FY 2024 Financial Summary (in thousands except per share amounts)
	For the year ended September 30,
	2024	2023	% Change
Revenue	$ 472,840	$ 355,171	33.1%
Operating (loss) income	$ (13,644)	$ 15,449	N/A
Net loss	$ (26,685)	$ (102)	N/A
Loss per share	$ (8.48)	$ (0.03)	N/A
Adjusted EBITDA¹	$ 24,497	$ 31,538	-22.3%

Revenue increased approximately $117.7 million, or 33.1%, to approximately $472.8 million for the year ended September 30, 2024, compared to revenue of approximately $355.2 million in the prior year. The
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

increase is primarily attributable to the acquisitions of Flooring Liquidators and PMW, both of which were acquired during fiscal year 2023, and Central Steel, which was acquired in May 2024, that collectively added approximately $118.3 million, as well as an increase of approximately $15.2 million in the Flooring Manufacturing segment. The increase was partially offset by decreased revenue of approximately $13.7 million in the Company’s other businesses primarily due to general economic conditions.
Operating loss was approximately $13.6 million for the year ended September 30, 2024, compared with operating income of approximately $15.4 million in the prior year. The increase in operating loss is primarily attributable to the Retail-Flooring segment’s $18.1 million goodwill impairment charge and increased selling, general and administrative expenses in the Retail-Flooring segment. The increase in operating loss was also attributable to the Steel Manufacturing segment’s reduced production efficiencies as a result of lower demand and lower revenue in the Retail-Entertainment segment.
For the year ended September 30, 2024, net loss was approximately $26.7 million, and loss per share was $8.48, compared with net loss of approximately $0.1 million and loss per share of $0.03 in the prior year. The increase in net loss is primarily attributable to the goodwill impairment charge in the Retail-Flooring segment, lower operating income, and higher interest expense.
Adjusted EBITDA¹ for the year ended September 30, 2024 was approximately $24.5 million, a decrease of approximately $7.0 million, or 22.3%, compared to the prior year. The decrease in adjusted EBITDA is primarily due to an overall decrease in operating income.
As of September 30, 2024 the Company had total cash availability of $33.3 million, consisting of cash on hand of $4.6 million and availability under its various lines of credit of $28.7 million.
FY 2024 Segment Results (in thousands)

	For the year ended September 30,
	2024	2023	% Change
Revenue
Retail - Entertainment	$ 71,023	$ 78,124	-9.1%
Retail - Flooring	136,989	75,872	80.6%
Flooring Manufacturing	124,929	109,770	13.8%
Steel Manufacturing	139,566	88,912	57.0%
Corporate & Other	333	2,493	-86.6%
Total Revenue	$ 472,840	$ 355,171	33.1%

	For the year ended September 30,
	2024	2023	% Change
Operating Income (loss)
Retail - Entertainment	$ 7,177	$ 9,265	-22.5%
Retail - Flooring	(25,520)	(292)	N/A
Flooring Manufacturing	8,240	6,061	36.0%
Steel Manufacturing	4,584	7,978	-42.5%
Corporate & Other	(8,125)	(7,563)	-7.4%

Total Operating Income	$ (13,644)	$ 15,449	N/A

	For the year ended September 30,
	2024	2023	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 8,407	$ 10,581	-20.5%
Retail - Flooring	(2,357)	3,321	-171.0%
Flooring Manufacturing	11,868	10,100	17.5%
Steel Manufacturing	11,039	12,210	-9.6%
Corporate & Other	(4,460)	(4,674)	4.6%
Total Adjusted EBITDA¹	$ 24,497	$ 31,538	-22.3%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	11.8%	13.5%
Retail - Flooring	-1.7%	4.4%
Flooring Manufacturing	9.5%	9.2%
Steel Manufacturing	7.9%	13.7%
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	5.2%	8.9%
as a percentage of revenue

Retail – Entertainment
Retail-Entertainment segment revenue for the year ended September 30, 2024 was approximately $71.0 million, a decrease of approximately $7.1 million, or 9.1%, compared to prior year revenue of approximately $78.1 million. Revenue decreased primarily due to reduced consumer demand and a shift in sales mix toward used products, which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 57.6% for the year ended September 30, 2024, compared to 54.7% for the prior year. Operating income for the year ended September 30, 2024 was approximately $7.2 million, compared to operating income of approximately $9.3 million for the prior year.
Retail – Flooring
The Retail-Flooring segment revenue for the year ended September 30, 2024, was approximately $137.0 million, an increase of approximately $61.1 million, or 80.6%, compared to the prior year revenue of approximately $75.9 million. The increase is primarily due to the acquisition of Flooring Liquidators in the second quarter of fiscal year 2023, increased revenue in Flooring Liquidator's builder design and installation segment, Elite Builder Services, and the acquisition of Carpet Remnant Outlet, Inc. (“CRO”) during the first quarter of fiscal year 2024. Gross margin for the year ended September 30, 2024 was 35.9%, compared to 36.6% for the prior year. Operating loss for the year ended September 30, 2024 was approximately $25.5 million, compared to operating loss of approximately $0.3 million for the prior year. The increase in operating loss was primarily due to the recognition of the $18.1 million goodwill impairment, temporary inefficiencies associated with the acquisition of CRO, and increased selling, general and administrative expenses.

Flooring Manufacturing
Revenue for the year ended September 30, 2024 was approximately $124.9 million, an increase of approximately $15.2 million, or 13.8%, compared to prior year revenue of approximately $109.8 million. Gross margin was 25.9% for the year ended September 30, 2024, compared to 21.8% for the prior year. The revenue and gross margin increases are primarily due to increased sales associated with the acquisition of the Harris Flooring Group® brands in the fourth quarter of fiscal year 2023. Operating income for the year ended September 30, 2024 was approximately $8.2 million, compared to operating income of approximately $6.1 million for the prior year.
Steel Manufacturing
Revenue for the year ended September 30, 2024 was approximately $139.6 million, an increase of approximately $50.7 million or 57.0%, compared to prior year revenue of approximately $88.9 million. The increase is primarily due to increased revenue of approximately $51.2 million at PMW and approximately $6.0 million at Central Steel, partially offset by a $6.5 million decrease in the Company’s other Steel Manufacturing businesses. Gross margin was 15.8% for the year ended September 30, 2024, compared to 22.5% for the prior year. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins, as well as an overall decrease in margins in the Steel Manufacturing segment due to reduced production efficiencies as a result of lower demand. Operating income for the year ended September 30, 2024 was approximately $4.6 million, compared to operating income of approximately $8.0 million in the prior year.
Corporate and Other
Revenue for the year ended September 30, 2024 was approximately $0.3 million, a decrease of approximately $2.2 million, or 86.6%, compared to prior year revenue of approximately $2.5 million. The decrease in revenue was primarily due to the closure of SW Financial in May 2023. Operating loss for the year ended September 30, 2024 was approximately $8.1 million, compared to an operating loss of approximately $7.6 million in the prior year.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, Chief Executive Officer and strategic investor, joined the Board of Directors of the Company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:

Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	September 30, 2024	September 30, 2023
Assets
Cash	$ 4,601	$ 4,309
Trade receivables, net	46,861	41,194
Inventories, net	126,350	131,314
Income taxes receivable	—	1,116
Prepaid expenses and other current assets	4,123	4,919
Total current assets	181,935	182,852
Property and equipment, net	82,869	80,703
Right of use asset - operating leases	55,701	54,544
Deposits and other assets	787	1,282
Intangible assets, net	25,103	26,568
Goodwill	61,152	75,866
Total assets	$ 407,547	$ 421,815
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 31,002	$ 27,190
Accrued liabilities	31,740	31,826
Income taxes payable	948	—
Current portion of long-term debt	43,816	23,077
Current portion of notes payable related parties	6,400	4,000
Current portion of lease obligations - operating leases	12,885	11,369
Current portion of lease obligations - finance leases	368	359
Seller notes - related parties	2,500	—
Total current liabilities	129,659	97,821
Long-term debt, net of current portion	54,994	78,710
Lease obligation long term - operating leases	50,111	48,156
Lease obligation long term - finance leases	41,677	32,942
Notes payable related parties, net of current portion	4,934	6,914
Seller notes - related parties	40,361	38,998
Deferred tax liability	6,267	14,035
Other non-current obligations	6,655	4,104
Total liabilities	334,658	321,680
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 issued and outstanding at September 30, 2024 and 2023, respectively, with a liquidation preference of $0.30 per share	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,131,360 shares issued and outstanding at September 30, 2024; 3,164,330 issued and outstanding at September 30, 2023	2	2
Paid-in capital	69,692	69,387
Treasury stock common 694,687 and 660,063 shares as of September 30, 2024 and 2023	(9,072)	(8,206)
Treasury stock Series E preferred 50,000 shares as of September 30, 2024 and 2023	(7)	(7)
Accumulated earnings	12,274	38,959
Total stockholders' equity	72,889	100,135
Total liabilities and stockholders' equity	$ 407,547	$ 421,815

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	Years Ended September 30,
	2024	2023
Revenues	$ 472,840	$ 355,171
Cost of revenues	328,016	239,605
Gross profit	144,824	115,566
Operating expenses:
General and administrative expenses	118,040	86,670
Sales and marketing expenses	22,372	13,447
Impairment expense	18,056	—
Total operating expenses	158,468	100,117
Operating (loss) income	(13,644)	15,449
Other income (expense):
Interest expense, net	(16,847)	(12,741)
Loss on disposition of SW Financial	—	(1,696)
SW Financial settlement	—	2,750
Other expense, net	(852)	(2,293)
Total other expense, net	(17,699)	(13,980)
(Loss) income before income taxes	(31,343)	1,469
(Benefit) provision for income taxes	(4,658)	1,571
Net loss	(26,685)	(102)
Loss per share:
Basic and diluted	$ (8.48)	$ (0.03)
Weighted average common shares outstanding:
Basic and diluted	3,147,646	3,133,554

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net loss to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Year Ended September 30,
	2024	2023
Net loss	$ (26,685)	$ (102)
Depreciation and amortization	17,215	14,257
Stock-based compensation	325	446
Interest expense, net	16,847	12,741
Income tax (benefit) expense	(4,658)	1,571
Debt acquisition costs	183	—
Disposition of Johnson	301	—
SW Financial settlement gain	—	(2,750)
Disposition of SW Financial	—	1,697
Acquisition costs	2,314	3,554
Impairment of goodwill	18,056	—
Other non-recurring company initiatives	599	124
Adjusted EBITDA	$ 24,497	$ 31,538